Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
by
ENZON PHARMACEUTICALS, INC.
of
Up to $133,333,000 Aggregate Principal Amount
of its Outstanding
4% Convertible Senior Notes due 2013
(CUSIP Nos. 293904 AE 8 and 293904 AD 0)

THE OFFER, PRORATION PERIOD AND
WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT,
NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 7, 2009,
UNLESS THE OFFER IS EXTENDED.

Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “Enzon,” “we,” “our” or “us”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), up to $133,333,000 aggregate principal amount of our outstanding 4% Convertible Senior Notes due 2013 (the “Notes”) at a price not greater than $750 nor less than $700 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase at prices determined by the “Modified Dutch Auction” procedure described below.

Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for Notes validly tendered and not properly withdrawn from the Offer, taking into account the total amount of Notes tendered and the prices specified by tendering Note holders (“Holders”). We will select the lowest purchase price that will allow us to purchase $133,333,000 aggregate principal amount of our outstanding Notes or such lesser amount of Notes as are validly tendered and not properly withdrawn, at prices not greater than $750 nor less than $700 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase (such purchase price, the “Purchase Price”). All Notes acquired in the Offer will be acquired at the same purchase price, including those Notes tendered at a price lower than the Purchase Price. Only Notes validly tendered at prices at or below the Purchase Price selected by us, and not properly withdrawn, will be purchased. However, due to the proration provisions described in this Offer to Purchase, we may not purchase all of the Notes tendered at or below the Purchase Price if more than the aggregate principal amount of Notes that we seek to purchase are tendered at or below the Purchase Price. Notes not purchased in the Offer will be returned to the tendering Holders at our expense promptly after the expiration of the Offer.

As of December 8, 2008, the $133,333,000 aggregate principal amount of our Notes that we are offering to purchase pursuant to the Offer (the “Offer Amount”) represents approximately 49% of the total aggregate outstanding principal amount of the Notes.

In the event that the amount of Notes validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined herein) at or below the Purchase Price exceeds the Offer Amount, the Company will accept for payment the Notes that are validly tendered and not properly withdrawn at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000. We reserve the right, in our sole discretion, to purchase more than $133,333,000 aggregate principal amount of our Notes in the Offer and to increase the maximum aggregate purchase price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may purchase an additional amount of Notes not to exceed 2% of the aggregate principal amount outstanding (approximately $5,400,000 aggregate principal amount as of December 8, 2008) without amending or extending the Offer. See “Terms of the Offer” and “Amendment; Extension; Waiver; Termination.”

The CUSIP numbers for the Notes are: 293904 AE 8 and 293904 AD 0.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM PRINCIPAL AMOUNT OF NOTES. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “CONDITIONS OF THE OFFER.”

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, GOLDMAN, SACHS & CO., THE DEALER MANAGER FOR THIS OFFER (THE “DEALER MANAGER”), GLOBAL BONDHOLDER SERVICES CORP., THE INFORMATION AGENT FOR THIS OFFER (THE “INFORMATION AGENT”) AND THE DEPOSITARY FOR THIS OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR NOTES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOUR NOTES SHOULD BE TENDERED. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE “PURPOSE OF THE OFFER; CERTAIN INFORMATION ABOUT THE COMPANY.”

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

The date of this Offer to Purchase is December 8, 2008

i

IMPORTANT

Any Holder desiring to tender Notes in the Offer whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, must contact the nominee and request that such nominee tender your Notes. See “Procedures for Tendering Notes.”

All tenders of Notes must be made before the Offer expires at midnight, New York City time, on Wednesday, January 7, 2009 (unless the Offer is extended).

The Depositary and DTC have confirmed to us that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or prior to the Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See “Procedures for Tendering Notes.”

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchases of Notes in the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

We are making the Offer to all Holders. However, if we become aware of any jurisdiction in which the making of the Offer or the tender of the Notes pursuant to the Offer would not be in compliance with the laws of such jurisdiction, and after making a good faith effort we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in that jurisdiction. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, or in the affairs of the Company or any subsidiaries of the Company since the date hereof.

This Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Offer.

You may contact the Information Agent, the Dealer Manager or your broker, bank or other nominee for assistance in connection with this Offer. To request additional copies of the Offer documents, please contact the Information Agent. The contact information for the Information Agent, Depositary and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. Such reports and other information filed with the SEC by the Company may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Room

1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s internet website located at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•

the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008, including certain information incorporated by reference therein from the Company’s definitive proxy statement for its 2008 Annual Meeting of Stockholders, filed with the SEC on April 16, 2008;

•

the Company’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the SEC on May 9, 2008, August 8, 2008 and November 6, 2008, respectively; and

•

the Company’s current reports on Form 8-K filed with the SEC on May 7, 2008, May 28, 2008, June 20, 2008, August 6, 2008, August 13, 2008, August 18, 2008, August 25, 2008, November 5, 2008 and December 3, 2008 (other than the portions of those documents not deemed to be filed).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Available Information” or by contacting the Company at 685 Route 202/206 Bridgewater, New Jersey 08807, Attention: Investor Relations. The Company will provide the documents incorporated by reference, without charge, upon request.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and documents incorporated by reference herein by reference contain “forward-looking statements” that are based on current expectations, estimates, beliefs and assumptions about our business. Words such as “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans” or “intends” and similar expressions, are intended to identify such forward-looking statements. Reference is made to discussions about risks that may affect us under the heading “Certain Significant Considerations” in this Offer to Purchase, and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. We do not intend to update forward-looking statements.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer.

Who is offering to purchase my Notes?

Enzon Pharmaceuticals, Inc., the issuer of the 4% Convertible Senior Notes due 2013, is offering to purchase the Notes.

What is the purpose of the Offer?

We are making the Offer in order to reduce the principal amount of our outstanding indebtedness. Furthermore, we believe that the Offer provides an opportunity to Holders to gain liquidity with respect to the Notes that such Holders may not otherwise have.

What principal amount of the total issue of Notes is being purchased?

We are offering to purchase for cash up to $133,333,000 aggregate principal amount of our outstanding Notes, or such lesser amount of Notes as are validly tendered and not properly withdrawn. See “Terms of the Offer.”

In accordance with the rules of the SEC, we may purchase an additional amount of Notes not to exceed 2% of the aggregate principal amount outstanding (approximately $5,400,000 aggregate principal amount as of December 8, 2008) without amending or extending the Offer.

What will be the purchase price for my Notes?

We are conducting the Offer through a procedure commonly called a “Modified Dutch Auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Notes. We are offering to purchase the Notes for cash at a price not greater than $750 nor less than $700 per $1,000 principal amount (the “Price Range”). We will select the lowest purchase price that will allow us to purchase up to $133,333,000 aggregate principal amount of our outstanding Notes or such lesser amount of Notes as are validly tendered and not properly withdrawn. We will pay the Purchase Price in cash, plus accrued and unpaid interest thereon up to, but not including, the date on which we purchase your Notes. We will purchase all Notes at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any Notes tendered at a price above the Purchase Price selected by us. See “Terms of the Offer.”

How do I set my purchase price?

In order to select the purchase price at which you wish to sell your Notes, you must indicate the price within the specified range (in multiples of $2.50 per $1,000 principal amount) at which you wish to tender your Notes in the section of the Letter of Transmittal captioned “Description of Notes Tendered—Price at Which Notes Are Being Tendered” (if you hold the Notes in physical form) or by instructing the registered holder of your Notes (if you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee). Alternatively, if you wish to maximize the chance that we will purchase your Notes, you should refrain from specifying a price at which you are tendering your Notes, in which case, you will accept the Purchase Price selected by us in the Offer. You should understand that not specifying a price at which your Notes are being tendered may have the effect of lowering the Purchase Price paid for Notes in the Offer and could result in your Notes being purchased at the minimum price of $700 per $1,000 principal amount. See “Procedures for Tendering Notes.”

What if not enough Notes are tendered?

The Offer is not conditioned on any minimum number of Notes being tendered. If less than the aggregate principal amount of Notes that we are seeking to purchase is validly tendered, all Notes tendered will be accepted and the highest Purchase Price selected by a tendering Holder will be paid to all tendering Holders. See “Terms of the Offer” and “Acceptance of Notes for Payment; Accrual of Interest.”

What if more Notes are tendered than the Offer Amount?

In the event that the amount of Notes validly tendered on or prior to the Expiration Date (as defined below) at or below the Purchase Price exceeds the aggregate principal amount of Notes we are seeking to purchase, then the Company will accept for payment the Notes that are validly tendered and not properly withdrawn at or below the Purchase Price on a pro rata basis from among such tendered

Notes. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000. See “Terms of the Offer” and “Acceptance of Notes for Payment; Accrual of Interest.”

You may select which of your tendered Notes you would like purchased first in the event of such a pro rata acceptance of tendered Notes by indicating such preference in the section of the Letter of Transmittal captioned “Description of Notes Tendered” (if you hold the Notes in physical form) or by instructing the registered holder of your Notes (if you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee).

When does this Offer expire?

The Offer expires at midnight, New York City time, on Wednesday, January 7, 2009, unless the Offer is extended. We refer to this date in this Offer to Purchase as the “Expiration Date,” unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. If a broker, dealer, commercial bank, trust company or other nominee holds your Notes, such nominee may have an earlier deadline for accepting the Offer. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Notes to determine its deadline.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes, we can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. See “Amendment; Extension; Waiver; Termination.” We can terminate the Offer under certain circumstances. See “Conditions of the Offer.”

How will I be notified if you extend the Offer?

If we extend the Offer, we will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date of the Offer. See “Amendment; Extension; Waiver; Termination.”

When will I get paid?

Payments will be made promptly following the Expiration Date of the Offer. See “Acceptance of Notes for Payment; Accrual of Interest.”

How will you pay for my Notes?

We will use cash on hand to pay for the Notes purchased in the Offer. See “Source and Amount of Funds.”

Are there any conditions of the Offer?

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Our obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is, however, conditioned upon the satisfaction or waiver (to the extent permitted by law), on or prior to the Expiration Date, of the conditions set forth in “Conditions of the Offer.”

How do I tender my Notes?

To validly tender your Notes, contact the nominee and request that such nominee effect the tender of those Notes that you wish to tender in the Offer. See “Procedures for Tendering Notes” and “Acceptance of Notes for Payment; Accrual of Interest.”

If I change my mind, can I withdraw my tender of Notes?

Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In general, you need only notify the Depositary for the Offer on or prior to the Expiration Date, in writing (unless such Notes were tendered by DTC transfer), of your intention to withdraw Notes previously tendered. However, if you tender Notes through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee regarding withdrawal. You may also withdraw your Notes at any time after midnight on Thursday, February 5, 2009, if we have not yet accepted for payment the Notes that you have tendered in the Offer.

Please read the procedures detailed in “Withdrawal of Tenders” in this Offer to Purchase. No consideration shall be payable in respect of Notes so withdrawn.

What if I do not want to tender my Notes?

Notes not tendered and purchased pursuant to the Offer will remain outstanding. As a result of the consummation of the Offer, the aggregate principal amount of Notes that remains outstanding is likely to be significantly reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Offer. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture (as defined herein) governing the Notes, will remain unchanged. No amendment to the Indenture is being sought. See “Certain Significant Considerations—Limited Trading Market; Effects of the Offer on the Market for Notes.”

Has the Board of Directors approved the Offer?

Yes, our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the price or prices at which you may choose to tender your Notes.

What are the material tax consequences of tendering my Notes?

The receipt of cash for Notes pursuant to the Offer will generally be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. You are urged to consult your own tax advisors as to the specific federal, state, local and foreign income, franchise, personal property and other tax consequences to you of tendering the Notes pursuant to the Offer. See “Certain U.S. Federal Income Tax Considerations.”

Who is the Dealer Manager?

Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Offer. The address and telephone numbers for the Dealer Manager are set forth on the back cover of this Offer to Purchase. See “The Dealer Manager, Information Agent and Depositary.”

Who is the Information Agent?

Global Bondholder Services Corp. is serving as Information Agent in connection with the Offer. The address and telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Dealer Manager, Information Agent and Depositary.”

Who is the Depositary?

Global Bondholder Services Corp. is serving as Depositary in connection with the Offer. The address and telephone numbers for the Depositary are set forth on the back cover of this Offer to Purchase. See “The Dealer Manager, Information Agent and Depositary.”

THE OFFER

Purpose of the Offer; Certain Information about the Company

Purpose of the Offer

We are making the Offer in order to reduce the principal amount of our outstanding indebtedness. Furthermore, we believe that the Offer provides an opportunity for Holders to gain liquidity with respect to the Notes that such Holders may not otherwise have. We will use funds from cash on hand to consummate the Offer. See “Terms of the Offer.”

Certain Information about the Company

We are a biopharmaceutical company dedicated to the development, manufacturing, and commercialization of important medicines for patients with cancer and other life-threatening conditions. We have a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. Our drug development programs utilize several cutting-edge approaches, including our industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Our PEGylation technology was used to develop two of our products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. We also engage in contract manufacturing for several pharmaceutical companies to broaden the our revenue base.

On December 1, 2008, we announced that we had decided to discontinue our previously announced plan to spin-off our biotechnology business into a separate public company. We will continue to focus on the fundamentals of our business. This includes the continued improvement of our operating efficiency and the advancement of our novel research and development portfolio.

As of December 8, 2008, we had approximately $198,400,000 in cash and cash equivalents, short-term investments and marketable securities. The maximum amount of funds required by the Company to purchase the Notes pursuant to the Offer if $133,333,000 aggregate principal amount of Notes is purchased at $750 per $1,000 principal amount is approximately $100,000,000 plus approximately $600,000 in accrued interest.

Our common stock (“Common Stock”) trades on the NASDAQ Global Market under the symbol “ENZN.” Our principal executive offices are located at 685 Route 202/206 Bridgewater, New Jersey 08807, and our phone number is (908) 541-8600. Our Internet home page is located at http://www.enzon.com; however, the information in, or that can be accessed through, our home page is not part of this Offer to Purchase. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available, free of charge, on or through our Internet home page as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. See “Available Information” and “Incorporation of Documents by Reference.”

Description of the Notes

The following description of the Notes and any other description of the Notes contained in this Offer are qualified in their entirety by reference to the indenture, dated as of May 23, 2006, as supplemented and amended from time to time, between the Company and Wilmington Trust Company, as trustee (the “Indenture”).

The Notes bear interest at a rate of 4% per year. Interest on the Notes is payable semi-annually on June 1 and December 1 of each year. The Notes mature on June 1, 2013. The Notes are Enzon’s senior unsecured obligations and rank pari passu with all of its other senior unsecured debt and future senior unsecured debt.

Holders may convert the Notes into shares of Common Stock, based on an initial conversion rate of 104.7120 shares of Common Stock per $1,000 in principal amount of Notes, equal to an initial conversion price of $9.55 per share. Enzon may not redeem the Notes prior to June 1, 2009.

Enzon may redeem the Notes after June 1, 2009 in whole or in part at a cash redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, if the closing sale price of Common Stock for at least 20 trading days in a 30 consecutive trading day period ending on the date that is one day prior to the date of notice of redemption is greater than 140% of the applicable conversion price on the date of such notice.

Upon certain fundamental changes, Holders may require Enzon to purchase for cash the Notes at a price equal to 100% of the principal amount of Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the purchase date, or in certain cases, to convert the Notes at an increased conversion rate based on the price paid per share of Common Stock in the transaction constituting a fundamental change. The Indenture provides for customary events of default, including payment defaults, breaches of covenants, failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization.

In certain circumstances, if an event of default occurs and is continuing, the principal amount of the Notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

We filed a shelf registration statement with the SEC covering resale of the Notes and the Common Stock issuable upon conversion of the Notes. The registration statement was declared effective on November 3, 2006 and remained effective as of December 8, 2008.

On August 11, 2008, Enzon commenced a consent solicitation to effect certain amendments to the Indenture with respect to the Notes. On August 25, 2008, Enzon entered into a supplemental indenture. The supplemental indenture amended the Indenture by, among other things:

(i)

eliminating any exceptions to circumstances under which a sale, transfer or lease by Enzon of all or substantially all of its properties or assets to another person would constitute a Fundamental Change (as defined in the Indenture);

(ii)

providing that Enzon may not sell, transfer, lease or otherwise dispose of all or substantially all of its properties or assets unless: (a) an amount in cash sufficient to satisfy its obligations under the Indenture to repurchase the Notes in the event of a Fundamental Change is designated by Enzon for such purpose and held in a segregated account for 60 business days after the consummation of the sale, transfer, lease or disposition transaction and (b) no default or event of default under the Indenture will have occurred and be continuing;

(iii)

providing that upon a sale, transfer, lease or other disposition of all or substantially all of Enzon’s properties or assets that is a Fundamental Change, the transferee will not be required to assume Enzon’s obligations under the Indenture and the Notes; and

(iv)	increasing the number of additional shares issuable per $1,000 initial principal amount of Notes upon conversion of the Notes in connection with a Fundamental Change.

On November 21, 2008, Enzon repurchased an aggregate of $500,000 in principal amount of the Notes at a price of 58.375% of the principal value of the Notes in a private transaction, and on November 25, 2008, Enzon repurchased an aggregate of $4,000,000 in principal amount of Notes at a price of 61.78% of the principal value of the Notes. Enzon purchased these Notes with cash on hand. As a result of the retirement of the repurchased Notes, $270,500,000 aggregate principal amount of Notes remain outstanding.

The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged by the Offer. No amendment to the Indenture is being sought in connection with the Offer.

Terms of the Offer

Offer and Purchase Price

Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), we are offering to purchase for cash up to $133,333,000 aggregate principal amount of our outstanding Notes at a price not greater than $750 nor less than $700 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase.

The CUSIP numbers for the Notes are: 293904 AE 8 and 293904 AD 0.

Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for Notes validly tendered and not properly withdrawn from the Offer, taking into account the total amount of Notes tendered and the prices specified by tendering Holders. We will select the lowest purchase price that will allow us to purchase $133,333,000 aggregate principal amount of our outstanding Notes or such lesser amount of Notes as are validly tendered and not properly withdrawn, at prices not greater than $750 nor less than $700 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase. All Notes acquired in the Offer will be acquired at the same purchase price, including those Notes tendered at a price lower than the Purchase Price. Only Notes validly tendered at prices at or below the Purchase Price selected by us, and not properly withdrawn, will be purchased. However, due to the proration provisions described below, we may not purchase all of the Notes tendered at or below the Purchase Price if more than the aggregate principal amount of Notes that we seek to purchase are tendered at or below the Purchase Price. Notes not purchased in the Offer will be returned to the tendering Holders at our expense promptly after the expiration of the Offer.

As of December 8, 2008, the $133,333,000 aggregate principal amount of Notes that we are offering to purchase pursuant to the Offer represents approximately 49% of the total aggregate outstanding principal amount of the Notes. The aggregate principal amount of Notes outstanding as of December 8, 2008 was $270,500,000.

Proration

If the amount of Notes validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the Offer Amount, then the Company will accept for payment such Notes that are validly tendered and not properly withdrawn at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

Any principal amount of Notes tendered but not purchased pursuant to the Offer, including Notes tendered pursuant to the Offer at prices greater than the Purchase Price and Notes not purchased because of proration, will be returned to the tendering Holders at the Company’s expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated.

In the event that proration of tendered Notes is required, the Company or the Depositary will determine the final proration factor promptly after the Expiration Date. Although the Company does not expect to be able to announce the final results of such proration until approximately three business days after the Expiration Date, the Company will announce preliminary results of proration by press release promptly after the Expiration Date. Holders may obtain such preliminary proration information from the Information Agent. Exchange Act Rule 14e-1(c) requires that the Company pay the consideration offered or return the Notes deposited pursuant to the Offer promptly after the termination or withdrawal of the Offer.

Conditions

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. The Company’s obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is, however, conditioned upon the satisfaction or waiver, on or prior to the Expiration Date, of the conditions set forth in “Conditions of the Offer.” If by the Expiration Date any or all of such conditions have not been satisfied, the Company reserves the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law, or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase Notes validly tendered pursuant to the Offer.

Expiration of the Offer

The Offer will expire at midnight, New York City time, on Wednesday, January 7, 2009, unless extended by the Company.

We expressly reserve the right, in our sole discretion, to purchase more than $133,333,000 aggregate principal amount of Notes in the Offer, and to increase the maximum aggregate purchase price, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional amount of Notes not to exceed 2% of the aggregate principal amount outstanding (approximately $5,400,000 aggregate principal amount as of December 8, 2008) without amending or extending the Offer. However, if we purchase an additional amount of Notes in excess of 2% of the aggregate principal amount outstanding, we will amend and extend the Offer in compliance with applicable law. See “Amendment; Extension; Waiver; Termination.”

Amendment; Extension; Waiver; Termination

Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right (but will not be obligated), at any time or from time to time, on or prior to the Expiration Date, regardless of whether or not any of the events set forth in “Conditions of the Offer” shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer; (b) extend the Offer; or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described under “Conditions of the Offer.” Irrespective of any amendment to the Offer, all Notes previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for payment by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is increased or decreased, the Offer will remain open at least 10 business days from the date we first give notice of such increase or decrease to Holders, by press release or otherwise.

If we purchase an additional amount of Notes not exceed 2% of the outstanding principal amount of our Notes (approximately $5,400,000 aggregate principal amount as of December 8, 2008), pursuant to Exchange Act Rule 13e-4(f)(1)(ii), this will not be deemed a material change to the terms of the Offer, and we will not be required to amend or extend the Offer.

Any extension, amendment or termination of the Offer by the Company will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for payment of (whether before or after any Notes have been accepted for payment pursuant to the Offer), or the payment for, Notes subject to the Offer is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer, and Exchange Act Rule 13e-4(f)(5), which requires that an offeror pay the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer).

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Offer and to report the final results of the Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation of Documents by Reference” in this Offer to Purchase.

Certain Significant Considerations

The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether to tender Notes pursuant to the Offer.

Position of the Company Concerning the Offer

Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the purchase price or purchase prices at which you may choose to tender your Notes. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender and the purchase price or purchase prices at which your Notes should be tendered. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.

Cancellation of Indebtedness Income to the Company

The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for U.S. federal and state income tax purposes to the Company to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. In addition, we may be subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with the purchase of the Notes, because only a portion of any available net operating losses will be deductible in calculating our alternative minimum tax liability. We may also be subject to state and local tax liability in connection with the purchase of the Notes.

Limited Trading Market; Effects of the Offer on the Market for Notes

The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes may not be available. To the extent that Notes are tendered and accepted for purchase pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offer may be adversely affected to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offer. To the extent that a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of the Company and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the

Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

Conditions to the Consummation of the Offer and Related Risks

Each of the conditions of the Offer is described in more detail in “Conditions of the Offer.” Such conditions may not be met, and in the event the Offer is not consummated, the market value of the Notes may be materially adversely affected.

Treatment of Notes Not Tendered in the Offer; Purchase of Notes following Consummation of the Offer

Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged. No amendment to the Indenture is being sought in connection with the Offer.

Following the consummation or termination of the Offer, we may purchase or repay any Notes not tendered in the Offer on terms that could be more favorable to Holders than the terms of the Offer. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Notes through cash purchases and/or exchanges for other securities of the Company, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any other purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Offer. We also reserve the right to repay any Notes not tendered in the Offer after the Notes become redeemable or at maturity. In addition, Holders may, under circumstances provided for in the Indenture, require us to repurchase some or all of their Notes if a “Fundamental Change” (as defined in the Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (and additional amounts, if any) to the repurchase date. If we repurchase or redeem Notes that are not tendered in the Offer on terms that are more favorable than the terms of the Offer, those Holders from whom we repurchased or redeemed Notes would be better off than those that participated in the Offer. Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Under certain circumstances, we may redeem some or all of the Notes on or after June 1, 2009 at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional amounts, if any) to the redemption date. See “Description of the Notes.” However, there can be no assurance that the Holders will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Procedures for Tendering Notes

Proper Tender of Notes

For Notes held through a broker, dealer, commercial bank, trust company or other nominee to be validly tendered pursuant to the Offer, the Depositary must receive confirmation of receipt of such Notes from DTC pursuant to the DTC transfer procedures outlined below on or prior to the Expiration Date. The tender of Notes pursuant to the Offer and pursuant to this procedure (subject to the right to withdraw tendered Notes, see “Withdrawal of Tenders”) will constitute a binding agreement between the tendering Holder and the Company with respect to the Offer upon subsequent acceptance of such tender by the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal regardless of whether such tendering Holder is required to complete and submit a Letter of Transmittal.

Unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message, the Company may, at its option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or prior to the Expiration Date will be disregarded and deemed not validly tendered.

Specification of Purchase Price

Holders desiring to tender their certificated Notes in the Offer can indicate the price within the specified range (in multiples of $2.50 per $1,000 principal amount) at which they wish to tender their Notes in the section of the Letter of Transmittal captioned “Description of Notes Tendered—Price at Which Notes Are Being Tendered.” If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you must communicate your acceptance and submit a price within the Price Range that you wish to tender such Notes through your nominee to DTC, as discussed below.

Alternatively, if you wish to maximize the chance that we will purchase your Notes, you should refrain from specifying a price at which you are tendering your Notes, in which case, you will accept the Purchase Price selected by us in the Offer. You should understand that not specifying a price at which your Notes are being tendered may have the effect of lowering the Purchase Price paid for Notes in the Offer and could result in your Notes being purchased at the minimum price of $700 per $1,000 principal amount. A Holder may tender different portions of the principal amount of such Holder’s Notes at different prices; however, a Holder may not specify prices for an aggregate principal amount of Notes in excess of the aggregate principal amount of Notes held by such Holder. In other words, the same Notes cannot be tendered at more than one price. To tender Notes validly, only one price within the Price Range (or no price) can be specified in the appropriate section in the Letter of Transmittal or by your broker, dealer, commercial bank, trust company or other nominee.

Tender of Notes Held Through DTC

The Depositary and DTC have confirmed to us that the Offer is eligible for transfer through DTC’s ATOP procedures. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Depositary. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of the Letter of Transmittal to the Depositary in order to validly tender their Notes.

The Depositary will establish and maintain one or more accounts with respect to the Notes at DTC promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of the Notes may make delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with the ATOP procedures for such transfer. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary which states that DTC has received an express acknowledgment from the DTC participant (i) tendering Notes which are held through DTC, and (ii) acknowledging that such DTC participant has received and agrees to be bound by the terms of the Offer, as set forth in this Offer to Purchase and the Letter of Transmittal, and that the Company may enforce such agreement against such participant. The Depositary’s confirmation of an Agent’s Message, and transfer of Notes into the Depositary’s account at DTC, form a “Book-Entry Confirmation” pursuant to the ATOP procedures.

Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the Offer should contact such registered Holder promptly and instruct such registered Holder to tender Notes on such beneficial owner’s behalf through the ATOP procedures.

If a beneficial owner wishes to tender Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name. The transfer of record ownership may take considerable time.

Signature Guarantees

No signature guarantee is required if the Notes tendered are tendered and delivered (a) by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes with respect to Notes so registered. See Instruction 1 of the Letter of Transmittal.

Effect of the Agent’s Message or Letter of Transmittal

Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal (or, in the case of a DTC transfer, by the transmission of an Agent’s Message), a tendering Holder (a) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby, waives any and all other rights with respect to such Notes (including without limitation, any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued) and releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to participate in any redemption or defeasance of the Notes or to be entitled to any of the benefits under the Indenture, and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (ii) present such Notes for transfer on the security register for the Notes, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have the rights to, or control over, funds from the Company, except as agent of the Company, for the Purchase Price for any Notes tendered pursuant to the Offer that are purchased by the Company), all in accordance with the terms of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company. The Company reserves the right to reject any or all tenders of any Notes determined by it not to be in proper form or if the acceptance of or payment for such Notes may, based on the advice of the Company’s counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive or amend any condition to the Offer that it is legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition to the Offer is waived with respect to any particular Holder, the same condition will be waived with respect to all Holders. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) may only be challenged in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

Compliance with “Short Tendering” Rule

It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the Offer under any of the procedures described above will constitute the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Exchange Act Rule 14e-4 and (b) the tender of such Notes complies with Rule 14e-4. Our acceptance for payment of the Notes tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer.

Withdrawal of Tenders

A tender of Notes pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Company pursuant to the Offer, may be withdrawn at any time after midnight, New York City time, on Thursday, February 5, 2009, but no consideration shall be payable in respect of Notes so withdrawn. Except as otherwise provided in this Offer to Purchase, tenders of Notes pursuant to the Offer are irrevocable.

After the Expiration Date, if, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after the Company’s acceptance for payment of Notes) or the Company is unable to accept for payment or pay for the Notes tendered pursuant to the Offer, the Company may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered Notes, and such Notes may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer, and Exchange Act Rule 13e-4(f)(5), which requires that an offeror pay the consideration offered or return the securities tendered pursuant to a tender offer promptly after withdrawal of that tender offer).

For a withdrawal of Notes tendered pursuant to the Offer to be effective, a written notice of withdrawal or revocation must be received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must either, (i) for Notes tendered by means of a Letter of Transmittal, (a) specify the name of the person who tendered the Notes to be withdrawn, (b) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes

(unless such Notes were tendered by DTC transfer) and the aggregate principal amount represented by such Notes, and (c) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Depositary that the Holder withdrawing the tender has succeeded to the beneficial ownership of the Notes, or (ii) for Notes tendered through DTC, be in the form of a request for withdrawal message from DTC. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release is not effected by the Depositary.

Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered, by again following one of the appropriate procedures described in “Procedures for Tendering Notes,” at any time on or prior to the Expiration Date.

Any Notes that have been tendered pursuant to the Offer but that are not purchased will be returned to the Holder thereof at the Company’s expense promptly following the earlier to occur of the Expiration Date or the date on which the Offer is terminated without any Notes being purchased thereunder.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company.

None of the Company, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

Acceptance of Notes for Payment; Accrual of Interest

Acceptance of Notes for Payment

Upon the terms and subject to the conditions of the Offer (including if such Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, on or prior to the Expiration Date, the Company will accept for payment, and thereby purchase, all Notes validly tendered and not properly withdrawn at or below the Purchase Price pursuant to the Offer (subject to the proration provisions set forth below).

If the amount of Notes validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the Offer Amount, then the Company will accept for payment such Notes that are validly tendered and not properly withdrawn at or below the Purchase Price on a pro rata basis from among such validly tendered Notes. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

The Company will be deemed to have accepted for payment pursuant to the Offer, and thereby have purchased, validly tendered Notes when the Company gives written notice to the Depositary of the Company’s acceptance of such Notes for purchase pursuant to the Offer. In all cases, payment for Notes purchased pursuant to the Offer will be made by deposit of the Purchase Price for the tendered Notes with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.

The Company expressly reserves the right, in its sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance for payment of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See “Conditions of the Offer.” In all cases, payment by the Depositary to Holders of Notes accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Notes or timely confirmation of a DTC transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under “Procedures for Tendering Notes,” (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message, and (c) any other documents required by the Letter of Transmittal.

If the Offer is terminated or withdrawn, or the Notes subject to the Offer are not accepted for payment, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason, including Notes tendered pursuant to the Offer at prices greater than the Purchase Price and Notes not purchased because of proration, or because certificates are submitted evidencing more Notes than are tendered in the Offer, the Notes not purchased will be returned at the Company’s expense, to the tendering Holder (or, in the case of Notes tendered by DTC transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered), unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by the Company pursuant to the Offer. Holders who tender their Notes through their broker, dealer commercial bank, trust company or other nominee may be required to pay a fee or service charge. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer.

Accrual of Interest

Holders who tender Notes and whose Notes are accepted for payment pursuant to the Offer will receive a cash payment of accrued but unpaid interest on such Notes up to, but not including, the date of purchase. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

Source and Amount of Funds

The maximum amount of funds required by the Company to purchase the Notes pursuant to the Offer if $133,333,000 aggregate principal amount of Notes is purchased at $750 per $1,000 principal amount is approximately $100,000,000 plus approximately $600,000 in accrued interest. The Company expects to fund its purchase of Notes pursuant to the Offer from cash and cash equivalents, short-term investments and marketable securities. See “Purpose of the Offer; Certain Information about the Company.”

Conditions of the Offer

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Company’s rights to extend and/or amend the Offer, the Company shall not be required to accept for purchase or pay for Notes validly tendered pursuant to the Offer and may amend or extend the Offer or delay or refrain from accepting for purchase, or paying for, any such Notes, in each event, subject to Exchange Act Rule 14e-1(c), and may terminate the Offer if, in the reasonable judgment of the Company, any of the following events have occurred (or are determined by us to have occurred):

•

there has been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that:

•

challenges or seeks to make illegal, or to delay or otherwise to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Notes pursuant to the Offer or otherwise relates in any manner to the Offer; or

•

could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to repurchase some or all of the Notes pursuant to the Offer;

•

there has been any action threatened in writing, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that could:

•	make the acceptance for payment of, or payment for, some or all of the Notes illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes to be purchased pursuant to the Offer; or

•	materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market for more than 24 hours;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, armed hostilities or other international or national calamity on or after December 8, 2008, including, but not limited to an act of terrorism;

•	any material escalation of any war or armed hostilities which had commenced prior to December 8, 2008;

•

a decrease in excess of 10% in the market price per share of the Common Stock or in the S&P/TSX Composite Index, the Dow Jones Industrial Average or the S&P 500 Index, in each case after December 8, 2008;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Notes or in the Common Stock; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed; or

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before December 8, 2008);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before December 8, 2008, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 1% or more of our outstanding Common Stock;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any shares of our Common Stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion.

The foregoing conditions are for our sole benefit, and the failure of any such condition to be satisfied prior to the Expiration Date may be asserted by us regardless of the circumstances giving rise to any such failure (other than, with respect to the conditions set forth in the first, second and fourth bullet points and fourth and fifth sub-bullets under the fifth bullet point above, circumstances within our direct control) and any such failure may be waived by us in whole or in part at any time and from time to time prior to the Expiration Date in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. To the extent that we waive a condition with respect to one tender of Notes, we will waive that condition for all tenders. Any determination by us concerning the events described above may only be challenged in a court of competent jurisdiction. A non-appealable decision with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons. All conditions will be satisfied or waived on or prior to the Expiration Date.

Certain U.S. Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the sale of Notes pursuant to the Offer. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of any of the transactions described herein. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court. This discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of the Notes in light of their particular circumstances or to beneficial owners of the Notes subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax- exempt entities, retirement plans, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, brokers, expatriates, partnerships, other pass-through entities, persons who hold their Notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar or persons subject to the alternative minimum tax). This discussion does not address any U.S. state and local or non-U.S. tax consequences or non-income tax consequences (such as estate or gift tax consequences). This discussion also assumes that the Notes are held as capital assets.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes, one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any State thereof or therein, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•	a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships holding Notes and the partners therein should consult their tax advisors regarding the tax consequences to them of the sale of Notes pursuant to the Offer.

The term “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

U.S. Holders

Sale of Notes Pursuant to the Offer

A sale of Notes pursuant to the Offer will be a taxable transaction to a U.S. Holder. A U.S. Holder will generally recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Note in an amount equal to the difference between (i) the total consideration received for such Note, other than the portion of such amount that is properly allocable to accrued and unpaid interest, which will be taxed as ordinary income to the extent not previously included in income by such U.S. Holder, and (ii) such U.S. Holder’s adjusted tax basis for such Note at the time of the sale. Gain or loss will be separately computed for each block of Notes tendered by a U.S. Holder. Such capital gain or loss will generally be long-term if a holder held the Note for more than one year at the time of such sale. The ability to offset capital losses against ordinary income is limited.

A U.S. Holder’s adjusted tax basis for a Note will generally be equal to the purchase price of the Note paid by such U.S. Holder. If applicable, the adjusted tax basis in a Note also would be increased by any market discount previously included in income by such U.S. Holder, and would be reduced by the accrual of any amortizable bond premium which such U.S. Holder previously elected to deduct from gross income.

Market Discount

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Note at a “market discount.” Subject to a de minimis exception, a Note generally has a market discount if a holder’s initial tax basis in the Notes was less than the redemption amount of the Note. In general, unless a U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by such U.S. Holder on the sale of Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued while such Notes were held by such U.S. Holder. Gains in excess of such accrued market discount will generally be capital gains as discussed above.

Backup Withholding and Information Reporting

In general, backup withholding and information reporting will apply to all payments made to a U.S. Holder. Federal income tax laws require that a U.S. Holder provide the paying agent with such U.S. Holder’s correct taxpayer identification number (“TIN”), which, in the case of a U.S. Holder who is an individual, is generally his or her social security number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Exempt U.S. Holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements. A U.S. Holder that does not provide the paying agent with its correct TIN may be subject to penalties imposed by the IRS.

If the paying agent is not provided with the correct TIN or the required certifications and information, or an adequate basis for exemption, the U.S. Holder may be subject to a backup withholding tax imposed on the proceeds from the Offer at a current rate of 28%. If withholding results in an overpayment of taxes, the U.S. holder may generally obtain a refund or credit if the required information is timely provided to the IRS.

Non-U.S. Holders

Sale of Notes Pursuant to the Tender Offer

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale of the Notes pursuant to the Offer or the amount of payments attributable to accrued interest on the notes, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock that are entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to Enzon through stock ownership, (iii) such gain or interest payment is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a treaty applies (and the Non-U.S. Holder complies with the applicable certification and other requirements to claim treaty benefits) is not attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, (iv) the Company has not been a U.S. real property holding corporation, as defined in section 897(c)(2) of the Code (a “USRPHC”), at any time within the five-year period preceding the sale of the Notes or the Non-U.S. Holder’s holding period, whichever is shorter, and (v) the Company or its paying agent has received appropriate documentation establishing that the Non-U.S. Holder is not a U.S. person. The Company believes that it is currently not, and has not been at any time during the past five years, a USRPHC for U.S. federal income tax purposes.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if gain realized on the sale of the Notes or payments attributable to accrued interest on the Notes is effectively connected with the conduct of such trade or business or, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, then such Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be subject to regular U.S. federal income tax on such gain or interest payment at the regular graduated rates and in the same manner as if it were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

Information reporting may apply to payments made pursuant to the Offer to Non-U.S. Holders. Copies of the information returns reporting such amounts and any withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is resident under the provisions of an applicable income tax treaty or other agreement.

In general, backup withholding will not apply to payments made pursuant to the Offer to a Non-U.S. Holder if, among other conditions, such Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither Enzon nor its withholding agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. A Non-U.S. Holder may generally establish such an exemption by properly filing IRS Form W-8BEN.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability if the Non-U.S. Holder follows the required procedures.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes

The following is a list of the directors and executive officers of the Company:

Name	Position
Jeffrey H. Buchalter	Chairman of the Board, President and Chief Executive Officer
Goran A. Ando, M.D.	Director
Rolf A. Classon	Director
John Geltosky, Ph.D	Director
Robert LeBuhn	Director
Victor P. Micati	Director
Phillip M. Renfro	Director
Robert C. Salisbury	Director
Craig A. Tooman	Executive Vice President, Finance and Chief Financial Officer
Ivan D. Horak, M.D.	Executive Vice President, Research and Development and Chief Scientific Officer
Ralph del Campo	Executive Vice President, Technical Operations
Paul S. Davit	Executive Vice President, Human Resources

The business address for each of the Company’s directors and executive officers is 685 Route 202/206 Bridgewater, New Jersey 08807, and the business telephone number for each is (908) 541-8600.

To the knowledge of the Company:

•	neither the Company, nor any of our executive officers, directors or affiliates, has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates have engaged in any transactions in the Notes.

In connection with his or her services to the Company and its affiliates, each of our directors and executive officers is a party to ordinary course stock option, restricted stock unit and/or restricted stock agreements or other arrangements involving the Common Stock of the Company. Except as described herein, none of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of the Company’s securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

On November 21, 2008, Enzon repurchased an aggregate of $500,000 in principal amount of the Notes at a price of 58.375% of the principal value of the Notes in a private transaction, and on November 25, 2008, Enzon repurchased an aggregate of $4,000,000 in principal amount of Notes at a price of 61.78% of the principal value of the Notes.

Market and Trading Information

The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. Certain institutions and securities dealers do provide quotations for and engage in transactions in the Notes. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly, depending on the trading volume, the balance between buy and sell orders, and other factors. Holders are urged to contact their brokers to obtain the best available information as to current market prices for the Notes.

The Common Stock into which the Notes are convertible is listed on the Nasdaq Global Market (“Nasdaq”), under the symbol “ENZN.” The following table sets forth, for the fiscal quarters indicated, the high and low intraday sale prices of the Common Stock as reported on Nasdaq. We did not declare or pay cash dividends with respect to our Common Stock during any of the periods indicated below and do not expect to pay cash dividends on our Common Stock in the foreseeable future.

	High	Low
2006
First Quarter	$8.35	$6.50
Second Quarter	9.28	7.06
Third Quarter	8.49	7.12
Fourth Quarter	8.73	7.84
2007
First Quarter	$9.16	$7.96
Second Quarter	8.81	7.85
Third Quarter	8.85	6.44
Fourth Quarter	10.24	8.97
2008
First Quarter	$9.65	$8.00
Second Quarter	9.51	7.00
Third Quarter	9.48	6.92
Fourth Quarter (to December 5, 2008)	7.53	2.95

On December 5, 2008, the last reported sales price of the Common Stock on Nasdaq was $6.04 per share. As of December 2, 2008, there were approximately 44,979,805 shares of Common Stock outstanding.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager, Information Agent and Depositary

Dealer Manager

Goldman, Sachs & Co. is acting as the Dealer Manager in connection with the Offer. In its capacity as Dealer Manager, Goldman, Sachs & Co. may contact Holders regarding the Offer and request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

The Company has agreed to pay the Dealer Manager a fee for its services as a Dealer Manager in connection with the Offer. In addition, the Company will reimburse the Dealer Manager for its reasonable expenses, including the reasonable fees and expenses of its legal counsel. The Company has agreed to indemnify the Dealer Manager against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Offer or its engagement as Dealer Manager.

From time to time, the Dealer Manager and its affiliates may trade securities of the Company for their own account or for the accounts of their customers and, accordingly, may hold long or short positions in the Notes or Common Stock at any time.

The Dealer Manager and its affiliates have provided in the past, and are currently providing, other investment banking, commercial banking and/or financial advisory services to us.

The Depositary and the Information Agent

The Company has retained Global Bondholder Services Corp. to act as the Depositary and as the Information Agent in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the address or telephone numbers set forth on the back cover of this Offer to Purchase.

The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent at its address or telephone numbers on the back cover of this Offer to Purchase.

Solicitation

Directors, officers and employees of either the Company or its affiliates, the Information Agent or the Dealer Manager may contact Holders by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer to Purchase and related materials to beneficial owners of the Notes. Such directors, officers and employees will not be specifically compensated for providing such services.

Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Notes as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for our acquisition of Notes as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Notes tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Notes if any of the conditions have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Notes tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Notes tendered. See “Conditions of the Offer.”

Fees and Expenses

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchases of Notes by the Company pursuant to the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer.

The Company will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. The Company will not, however, pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Notes pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Holders residing in that jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Incorporation of Documents by Reference” in this Offer to Purchase.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

The Letter of Transmittal, the Notes, and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below. To confirm delivery of the Notes, Holders are directed to contact the Depositary.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the respective telephone numbers and address set forth below. Requests for additional copies of the Offer to Purchase, this Letter of Transmittal or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Depositary and Information Agent for the Offer is:

Global Bondholder Services Corp.

By Mail/Overnight Courier/Hand:

65 Broadway
Suite 723
New York, New York 10006
Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774
Toll free: (866) 795-2200

By Facsimile for Eligible Institutions:

(212) 430-3775
Confirm by Telephone: (212) 430-3774

The Dealer Manager for the Offer is:
Goldman, Sachs & Co.
Liability Management Group
1 New York Plaza
New York, New York 10004
Toll-free: (800) 828-3182
Telephone: (212) 357-4692